Exhibit 99.2

Amendment to Amended and Restated Share Repurchase Program

This amendment (this “Amendment”) adopted effective as of July 30, 2016 (the “Amendment Effective Date”), amends the Amended and Restated Share Repurchase Program (the “SRP”) of Healthcare Trust, Inc. (the “Company”) adopted effective as of January 26, 2016. Except as amended by this Amendment, the terms of the SRP in effect as of the Amendment Effective Date will continue to apply.

This Amendment will remain in effect from the Amendment Effective Date until the earlier of December 31, 2016, or the date the Company publicly announces that this Amendment will no longer be in effect (such date, as applicable, the “Termination Date”). Following the Termination Date, the terms of the SRP, as in effect prior to this Amendment, will continue to apply. For the avoidance of doubt, and in accordance with Section 4(a), as amended, the terms of the SRP, as in effect prior to this Amendment, will automatically be in effect on the day following the Termination Date.

1.	Section 1.g. of the SRP is replaced in its entirety with the following:

Subject to Section 2 and Section 3, in respect of the twelve-month period that commenced January 1, 2016, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, on or before the 31st day following December 31, 2016. The period referred to in the preceding sentence is a “Fiscal Period.”

2.	Section 2 of the SRP is amended as follows:

a.	The term “Fiscal Semi-Annual Period,” in each instance in which it is used in this Section 2, is replaced with “Fiscal Period.”

b.	The telephone number provided in Section 2.d. is replaced with “866-902-0063.”

3.	Section 3 of the SRP is replaced in its entirety with the following:

a.	For the Fiscal Period ending December 31, 2016, repurchases under the SRP will be limited to a maximum of 5.0% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year.

b.	SRP Qualifying Shareholders will only be able to have their Shares repurchased to the extent that the Company has sufficient liquid assets. In each Fiscal Period, funding for the SRP will be limited to proceeds received during the same Fiscal Period through the issuance of Common Stock pursuant to any DRIP in effect from time to time; provided that that Board has the power, in its sole discretion, to determine the number of Shares repurchased during any Fiscal Period as well as the amount and source of funds to be used for that purpose.

c.	Following each Fiscal Period, the Advisor will review all repurchase requests received during such Fiscal Period and then report to the Company’s management and the Board the total number of Shares subject to repurchase requests, including the total number of Hardship Requests. If, following review of this report by the Company’s management and the Board, less than all repurchase requests for any Fiscal Period are accommodated due to the limitations described in Section 3(a) and 3(b), or a determination by the Board as described in Section 3(c), Shares will be repurchased as follows: (i) first, pro rata as to Hardship Requests; and (ii) second, pro rata as to all other repurchase requests.

4.	Section 4.a. of the SRP is replaced in its entirety with the following:

The Board may amend, suspend (in whole or in part) or terminate the SRP at any time; provided, that any material modifications, suspensions or termination of the SRP by the Board will be disclosed promptly in reports the Company files with the SEC, a press release and/or via the Company’s website. Any amendment, suspension or termination will become effective on the day following the Company’s public announcement of such amendment, suspension or termination.